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                                                                   EXHIBIT 11(a)

(FOLEY & LARDNER LETTERHEAD)




                                December 29, 2003


AIM Variable Insurance Funds
11 Greenway Plaza, Suite 100
Houston, TX  77046

         Re:      Shares of Beneficial Interest
                  AIM Variable Insurance Funds

Trustees:

            We have acted as counsel to AIM Variable Insurance Funds, a Delaware business trust ("Acquiring Trust"), in connection with that certain Agreement and Plan of Reorganization ("Agreement") by and among (1) the Acquiring Trust, acting on behalf of AIM V.I. Growth Fund (the "Acquiring Fund"), (2) INVESCO Variable Investment Funds, Inc. ("Selling Trust"), acting on behalf of INVESCO VIF-Growth Fund (the "Selling Fund"), (3) A I M Advisors, Inc., and (4) INVESCO Funds Group, Inc., relating to the transaction contemplated by the Agreement (the "Reorganization").

            The Agreement provides for the combination of the Selling Fund with the Acquiring Fund. Pursuant to the Agreement, all of the assets of the Selling Fund will be transferred to the Acquiring Fund, the Acquiring Fund will assume the liabilities (as defined in the Agreement) of the Selling Fund, and the Acquiring Trust will issue shares of each class of the Acquiring Fund to the Selling Fund's shareholders. At the effective time of the Reorganization, Selling Fund shareholders holding shares of a class of Selling Fund shall be issued that number of full and fractional shares of the corresponding class of Acquiring Fund having a net asset value equal to the net asset value of such shares of such class of Selling Fund held by Selling Fund shareholders on the valuation date immediately prior to the Reorganization.

            The opinion expressed below is based on the assumption that a registration statement on Form N-14 ("N-14") with respect to the shares of the Acquiring Fund to be issued pursuant to the Agreement (the "Acquiring Fund Shares") will have been filed by the Acquiring Trust with the Securities and Exchange Commission ("Commission") and will have become effective before the Reorganization occurs.


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            We have examined the following: the Acquiring Trust's Certificate of
Trust, dated December 6, 1999; the Acquiring Trust's Amended and Restated Agreement and Declaration of Trust, dated May 15, 2002, as amended; the By-laws of the Acquiring Trust; the Acquiring Trust's Form N-8A Notification of Registration, as amended; the Acquiring Trust's Form N-1A Registration Statement (File No. 33-57340 and No. 811-7452), and amendments thereto; a Certificate of Good Standing for the Acquiring Trust issued by the State of Delaware on December 29, 2003; the N-14 substantially in the form in which it is to be filed with the Commission; pertinent provisions of the laws of Delaware; and such other records, certificates, documents and statutes that we have deemed relevant in order to render the opinion expressed herein.

            Based on the foregoing examination, we are of the opinion that:

                  (a) the Acquiring Trust is a statutory trust validly existing and in good standing under the Delaware Business Trust Act.

                  (b) Acquiring Fund Shares to be issued and delivered to the Selling Fund on behalf of the Selling Fund Shareholders, as provided by the Agreement and the N-14, will be legally issued, fully paid and non-assessable.

            This letter expresses our opinion as to the Delaware Business Trust Act, addressing matters such as due formation and, in effect, the authorization and issuance of shares of beneficial interest, but does not extend to the securities or "Blue Sky" laws of Delaware or to federal securities or other laws. Although the attorney executing this opinion is not a member of the Delaware bar, he and his colleagues are competent to render the opinion based on their familiarity with the Delaware Business Trust Act.

            We consent to the use of this opinion as Exhibit 11 to the Acquiring Trust's Registration Statement on Form N-14 and to the references to this firm in such Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission thereunder.

                                                Very truly yours,

                                                /s/ Foley & Lardner

                                                Foley & Lardner